Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces First Quarter 2020 Results

Quarterly Production of 12,602 Boe/d (6:1);

Post-Springbok Quarterly Production Exceeds

15,000 Boe/d (6:1) for the First Time1

FORT WORTH, Texas, May 7, 2020 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 96,000 gross wells across 28 states, today announced financial and operating results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Q1 2020 oil, natural gas and natural gas liquids (“NGL”) revenues of $25.6 million, up 12% as compared to Q1 2019

•	Q1 2020 run-rate daily production of 12,602 barrels of oil equivalent (“Boe”) per day (6:1), up 5% as compared to Q1 2019

•	Including a full quarter of production attributable to the Springbok assets, record Q1 2020 run-rate daily production of 15,188 Boe per day (6:1), up 27% as compared to Q1 2019

•	Q1 2020 net loss of $59.8 million and Q1 2020 net loss attributable to common units of $39.3 million, compared to Q1 2019 net loss attributable to common units of $3.7 million. The Q1 2020 net loss amount was primarily due to a non-cash ceiling test impairment expense of $70.9 million related to the substantial weakness in commodity prices

•	Q1 2020 consolidated Adjusted EBITDA of $18.8 million, up 17% as compared to Q1 2019

•	Including a full quarter of revenues attributable to the Springbok assets, Q1 2020 consolidated Adjusted EBITDA of $23.3 million[1], up 44% compared to Q1 2019 and a new record

•	Including the Springbok assets[1], 2.96 net (882 gross) drilled but uncompleted wells (“DUCs”) and 2.35 net (476 gross) permitted locations on Kimbell’s acreage as of March 31, 2020

•	Q1 2020 cash distribution of $0.17 per common unit (50% of Q1 2020 cash available for distribution); implies a 10.1% annualized yield based on the May 6, 2020 closing price of $6.75 per common unit; Kimbell intends to pay down $15 million of debt in Q2 2020

•	Completed a public offering of 5 million common units for net proceeds of approximately $73.6 million, which were used to pre-fund the cash portion of the Springbok acquisition, which closed on April 17, 2020

•	Completed the redemption of 50% of Kimbell’s outstanding Series A Cumulative Convertible Preferred Units for an aggregate redemption price of $61.1 million on February 12, 2020

1 Including a full quarter of production attributable to the Springbok acquisition, which had an effective date of October 1, 2019 and closing date of April 17, 2020.

Kimbell Royalty Partners, LP – News Release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner commented, “We are pleased with our first quarter performance and, after giving effect to a full quarter of production and revenues attributable to the Springbok acquisition, we had record production and consolidated Adjusted EBITDA. Despite the positive start to this year, we are all responding and adjusting to the unprecedented global economic impact resulting from the COVID-19 pandemic and the uncertainties related to the U.S. oil market and the potential for production curtailments. We believe that we are well-positioned to weather this storm, with approximately 60% of our first quarter production coming from natural gas, for which the outlook appears increasingly strong, one of the lowest PDP decline rates in the industry, our robust fixed-price hedges for oil and natural gas and a strong balance sheet and liquidity position.”

First Quarter 2020 Distribution and Debt Repayment

On April 24, 2020, the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”), approved a cash distribution payment to common unitholders of 50% of cash available for distribution for the first quarter of 2020, or $0.17 per common unit. The Board of Directors also approved a $15 million repayment of outstanding borrowings under Kimbell’s revolving credit facility. The cash distribution will be payable on May 11, 2020 to common unitholders of record at the close of business on May 4, 2020. The Board of Directors will review the distribution policy quarterly.

Kimbell expects that substantially all of its first quarter distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. Furthermore, Kimbell expects that substantially all distributions paid to common unitholders from 2020 through 2023 will not be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent two years (2024 to 2025) will be taxable dividend income.

Financial Highlights

Total first quarter 2020 revenues were $35.9 million, compared to $17.9 million in the first quarter of 2019. First quarter 2020 net loss was $59.8 million, and net loss attributable to common units was $39.3 million, or $1.29 per common unit, compared to net loss attributable to common units of $3.7 million in the first quarter of 2019. The increase in net loss during the first quarter of 2020 was primarily due to a $70.9 million non-cash ceiling test impairment recorded during the quarter related to the substantial weakness in commodity prices driven by recent production disagreements among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other foreign, oil-exporting countries, coupled with decreased demand resulting from the COVID-19 pandemic and increasing supply by domestic producers. This non-cash ceiling test impairment is not expected to impact the cash flow available for distribution generated by Kimbell or its liquidity or ability to make acquisitions in the future.

Kimbell Royalty Partners, LP – News Release

Total first quarter 2020 consolidated Adjusted EBITDA grew to $18.8 million, compared to $16.1 million in the first quarter of 2019 (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release). During the first quarter of 2020, average realized price per Bbl of oil was $44.48, per Mcf of natural gas was $1.75, per Bbl of NGLs was $12.22 and per Boe combined was $19.83.

G&A expense was $6.5 million in Q1 2020, $4.4 million of which was Cash G&A expense, or $3.85 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures at end of this news release). Unit-based compensation in Q1 2020, which is a non-cash G&A expense, was $2.1 million or $1.84 per Boe. Cash G&A expense including a full quarter of the Q1 2020 production attributable to the Springbok assets was $3.20 per Boe.

Kimbell believes that the ongoing COVID-19 outbreak and OPEC disagreements have generated a supply/demand imbalance in the oil and natural gas markets, and Kimbell expects that as the supply/demand imbalance continues, and as oil storage facilities reach capacity and/or purchasers of crude products cancel previous orders, more of its operators may adjust or reduce their drilling activities, which could have an adverse effect on Kimbell’s business, production, cash flows, financial condition and results of operations in the second quarter of 2020.

As of March 31, 2020, Kimbell had outstanding 34,378,849 common units and 20,644,047 Class B units. As of May 7, 2020, Kimbell had outstanding 36,602,811 common units and 23,141,181 Class B units.

Production

First quarter 2020 average daily production was 13,358 Boe per day (6:1), which consisted of 756 Boe per day relating to prior period production recognized in Q1 2020 and 12,602 Boe per day of run-rate production. The 12,602 Boe per day of run-rate production for Q1 2020 was comprised of approximately 40% from liquids (27% from oil and 13% from NGLs) and approximately 60% from natural gas (6:1). The prior period production recognized in Q1 2020 was primarily due to new wells outperforming estimates. Including a full quarter of production attributable to the Springbok assets, Q1 2020 run-rate daily production was 15,188 Boe per day and was comprised of approximately 41% from liquids (28% from oil and 13% from NGLs) and approximately 59% from natural gas (6:1).

Operational Update

As of March 31, 2020, Kimbell had 882 gross (2.96 net) drilled but uncompleted wells (“DUCs”) and 476 gross (2.35 net) permitted locations on its acreage. In addition, as of April 17, 2020, Kimbell had 70 rigs actively drilling on its acreage, which represents an approximate 13.7%2 market share of all land rigs drilling in the continental United States as of such time, up from 11.9%3 at year-end 2019.4

2 Based on Kimbell rig count (including Springbok) of 70 and Baker Hughes U.S. land rig count of 512 as of April 17, 2020.

3 Based on Kimbell rig count (including Springbok) of 93 and Baker Hughes U.S. land rig count of 781 as of December 27, 2019.

4 The below table represents DUCs and permitted locations only, and there is no guarantee that the DUCs or permitted locations will be developed into producing wells in the future.

Kimbell Royalty Partners, LP – News Release

Basin	Gross DUCs as of March 31, 2020(1)	Gross Permits as of March 31, 2020(1)	Net DUCs as of March 31, 2020(1)	Net Permits as of March 31, 2020(1)	Active Rigs as of April 17, 2020(2)
Permian	168	111	0.85	0.53	33
Mid-Continent	142	88	0.30	0.10	11
Haynesville	67	20	0.40	0.19	9
Bakken	221	86	0.22	0.26	8
Eagle Ford	144	50	0.88	0.33	5
Appalachia	51	54	0.21	0.20	3
Rockies	89	67	0.10	0.74	1
Total	882	476	2.96	2.35	70

(1)	Includes combined Kimbell and Springbok assets. These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which are time consuming to quantify but, in the experience of Kimbell's management, can be significant in the aggregate.
(2)	Includes combined Kimbell and Springbok assets.

Liquidity

At March 31, 2020, Kimbell had approximately $101.2 million in debt outstanding under its revolving credit facility and was in compliance with all financial covenants under its revolving credit facility.

On May 7, 2020, after taking into account the previously disclosed drawdown to fund the cash portion of the purchase price for the Springbok acquisition, Kimbell had approximately $186.7 million in borrowings outstanding under its revolving credit facility. After giving effect to the repayment of $15 million in outstanding borrowings discussed above, which is anticipated to occur in Q2 2020, Kimbell expects to have approximately $171.7 million in outstanding borrowings under its revolving credit facility and approximately $53.3 million in undrawn capacity (or approximately $128.3 million if aggregate commitments were equal to Kimbell’s current borrowing base, which is $300 million) and pro forma total debt to Q1 2020 annualized consolidated Adjusted EBITDA, including a full quarter of the Springbok assets, of approximately 1.8x. Increases in commitments pursuant to the accordion feature of the revolving credit facility are subject to the satisfaction of certain conditions, including obtaining additional commitments from new or existing lenders.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of May 7, 2020:

Fixed Price Swaps as of May 7, 2020
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
2Q 2020	112,989	1,452,705	$44.68	$2.27
3Q 2020	134,964	1,735,672	$40.62	$2.31
4Q 2020	134,964	1,735,672	$41.61	$2.54
1Q 2021	132,030	1,697,940	$44.43	$2.83
2Q 2021	133,497	1,716,806	$44.60	$2.45
3Q 2021	134,964	1,735,672	$43.44	$2.41
4Q 2021	134,964	1,735,672	$44.58	$2.49
1Q 2022	132,030	1,697,940	$36.76	$2.61

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2020 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through May 14, 2020, by dialing 201-612-7415 and using the conference ID 13700454#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On May 7, 2020, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 96,000 gross wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to the acquisition of the Springbok assets, Kimbell’s financial, operating and production results and prospects for growth, the tax treatment of Kimbell's distributions and the recent COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of the acquisition of the Springbok assets are not realized, risks relating to Kimbell’s integration of the Springbok assets, risks relating to the COVID-19 outbreak, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Springbok assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

March 31,
2020
Assets:
Current assets
Cash and cash equivalents	$14,481
Oil, natural gas and NGL receivables	14,258
Commodity derivative assets	7,339
Accounts receivable and other current assets	586
Total current assets	36,664
Property and equipment, net	1,297
Investment in affiliate (equity method)	4,373
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,033,553
Less: accumulated depreciation, depletion and impairment	(413,040)
Total oil and natural gas properties, net	620,513
Deposits on oil and natural gas properties	9,681
Right-of-use assets, net	3,332
Commodity derivative assets	2,444
Loan origination costs, net	1,951
Total assets	$680,255
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$757
Other current liabilities	3,422
Total current liabilities	4,179
Operating lease liabilities, excluding current portion	3,057
Long-term debt	101,224
Total liabilities	108,460
Commitments and contingencies
Mezzanine equity:
Series A preferred units	40,820
Unitholders' equity:
Common units	367,264
Class B units	1,032
Total unitholders' equity	368,296
Noncontrolling interest	162,679
Total equity	530,975
Total liabilities, mezzanine equity and unitholders' equity	$680,255

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	March 31, 2020	March 31, 2019
Revenue
Oil, natural gas and NGL revenues	$25,585	$22,833
Lease bonus and other income	229	84
Gain (loss) on commodity derivative instruments	10,133	(4,970)
Total revenues	35,947	17,947
Costs and expenses
Production and ad valorem taxes	1,622	1,597
Depreciation and depletion expense	13,271	10,281
Impairment of oil and natural gas properties	70,925	2,802
Marketing and other deductions	2,131	1,857
General and administrative expenses	6,524	5,333
Total costs and expenses	94,473	21,870
Operating loss	(58,526)	(3,923)
Other income (expense)
Equity income in affiliate	163	—
Interest expense	(1,421)	(1,423)
Net loss before income taxes	(59,784)	(5,346)
Provision for income taxes	—	—
Net loss	(59,784)	(5,346)
Distribution and accretion on Series A preferred units	(3,077)	(3,470)
Net loss attributable to noncontrolling interests	23,585	5,152
Distributions on Class B units	(25)	(23)
Net loss attributable to common units	$(39,301)	$(3,687)

Basic	$(1.29)	$(0.21)
Diluted	$(1.29)	$(0.21)
Weighted average number of common units outstanding
Basic	30,528,819	17,971,300
Diluted	30,528,819	17,971,300

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Cash G&A are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, distributions from equity investments, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense.  Adjusted EBITDA including Springbok also includes a full quarter of revenues attributable to the Springbok assets. The Springbok acquisition had an effective date of October 1, 2019. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A per Boe including Springbok also includes a full quarter of production attributable to the Springbok assets. The Springbok acquisition had an effective date of October 1, 2019. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2020	March 31, 2019
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$20,788	$15,812
Interest expense	1,421	1,423
Impairment of oil and natural gas properties	(70,925)	(2,802)
Amortization of right-of-use assets	(67)	(11)
Amortization of loan origination costs	(266)	(258)
Equity income in affiliate	163	—
Unit-based compensation	(2,107)	(1,770)
Gain (loss) on commodity derivative instruments, net of settlements	8,979	(5,166)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(4,913)	(1,294)
Accounts receivable and other current assets	509	492
Accounts payable	450	692
Other current liabilities	809	(777)
Operating lease liabilities	67	17
Consolidated EBITDA	$(45,092)	$6,358
Add:
Impairment of oil and natural gas properties	70,925	2,802
Unit-based compensation	2,107	1,770
(Gain) loss on commodity derivative instruments, net of settlements	(8,979)	5,166
Cash distribution from equity method investee	18	—
Equity income in affiliate	(163)	—
Consolidated Adjusted EBITDA	$18,816	$16,096
Adjusted EBITDA attributable to noncontrolling interest	(7,059)	(9,407)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,757	$6,689

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2020
Net loss	$(59,784)
Depreciation and depletion expense	13,271
Interest expense	1,421
Consolidated EBITDA	$(45,092)
Impairment of oil and natural gas properties	70,925
Unit-based compensation	2,107
Gain on commodity derivative instruments, net of settlements	(8,979)
Cash distribution from equity method investee	18
Equity income in affiliate	(163)
Consolidated Adjusted EBITDA	$18,816
Adjusted EBITDA attributable to noncontrolling interest	(7,059)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,757

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	704
Cash distributions on Series A preferred units	1,203
Distributions on Class B units	25
Cash available for distribution on common units	$9,825

Common units outstanding on March 31, 2020	34,378,849

Cash available for distribution per common unit outstanding	$0.29

Common units outstanding on May 4, 2020 Record Date	36,602,811

First quarter 2020 distribution declared (1)	$0.17

(1) The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 50% of cash available for distribution to pay outstanding borrowings under its credit facility. Additionally, Kimbell utilized cash flows received from the Springbok acquisition after the effective date of October 1, 2019, but prior to the closing date of April 17, 2020 to pay outstanding borrowings under its credit facility. Revenues, production and other financial and operating results from the Springbok acquisition will be reflected in Kimbell's condensed consolidated financial statements from April 17, 2020 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2019
Net loss	$(5,346)
Depreciation and depletion expense	10,281
Interest expense	1,423
Consolidated EBITDA	$6,358
Impairment of oil and natural gas properties	2,802
Unit-based compensation	1,770
Loss on commodity derivative instruments, net of settlements	5,166
Consolidated Adjusted EBITDA	$16,096
Adjusted EBITDA attributable to non-controlling interest	(9,407)
Adjusted EBITDA attributable to Kimbell Royalty Partners LP	$6,689

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	624
Cash distributions on Series A preferred units	800
Distributions on Class B units	23
Cash available for distribution on common units	$5,242

Common units outstanding on March 31, 2019	19,495,403

Cash available for distribution per common unit outstanding	$0.27

Common units outstanding on May 6, 2019 Record Date	23,095,403

First quarter 2019 distribution declared (1)	$0.37

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisition of the Phillips assets being effective on January 1, 2019, but only reflected in the condensed consolidated financial statements from March 25, 2019 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
March 31, 2020
Net loss	$(59,784)
Depreciation and depletion expense	13,271
Interest expense	1,421
Consolidated EBITDA	$(45,092)
Impairment of oil and natural gas properties	70,925
Unit-based compensation	2,107
Gain on commodity derivative instruments, net of settlements	(8,979)
Cash distribution from equity method investee	18
Equity income in affiliate	(163)
Consolidated Adjusted EBITDA	$18,816
Adjustment to account for full quarter of Springbok acquisition (1)	4,436
Consolidated Adjusted EBITDA (including full quarter of Springbok)	$23,252

(1) Includes cash flow attributable to the Springbok acquisition. Under the terms of the Springbok purchase agreement, Kimbell is entitled to the cash flows from the Springbok assets as of the effective date of the transaction, which is October 1, 2019.